Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

April 7, 2022

Project Roadrunner Parent Inc.

434 W. Ascension Way

6th Floor

Murray, Utah, 84123

Ladies and Gentlemen:

We have acted as special legal counsel to Project Roadrunner Parent Inc., a Delaware corporation (“New R1”), in connection with the Registration Statement on Form S-4 filed by New R1 with the U.S. Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to that certain Transaction Agreement and Plan of Merger, dated January 9, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among R1 RCM Inc., a Delaware corporation (“R1”), New R1, Project Roadrunner Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of New R1 (“R1 Merger Sub”), Revint Holdings, LLC, a Delaware limited liability company, CoyCo 1, L.P., a Delaware limited partnership, CoyCo 2., L.P., a Delaware limited partnership, and, solely for certain purposes set forth therein, NMC Ranger Holdings, LLC, a Delaware limited liability company.

R1 is currently a reporting company whose common stock, par value $0.01 per share (“R1 Common Stock”), is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and listed on The Nasdaq Global Select Market. As part of the transactions contemplated by the Transaction Agreement, R1 will rearrange its holding company structure by merging R1 Merger Sub with and into R1 with R1 as the surviving entity (the “Merger”). As a result of the Merger, among other things, R1 will become a wholly owned subsidiary of New R1. Upon consummation of the Merger, New R1 will be renamed “R1 RCM Inc.” and R1 will be renamed “R1 RCM Holdco Inc.” (or such other name as R1 determines prior to closing). Upon consummation of the Merger, each issued and outstanding share of R1 Common Stock outstanding immediately prior to such consummation will be converted into one share of common stock, par value $0.01 per share, of New R1 (the “New R1 Common Stock”). It is expected that New R1 Common Stock will be listed on The Nasdaq Global Select Market and will trade under R1’s current ticker symbol “RCM”. The Registration Statement relates to the registration under the Act of the shares of New R1 Common Stock (the “Shares”) to be issued to holders of R1 Common Stock upon conversion of their shares of R1 Common Stock into shares of New R1 Common Stock upon consummation of the Merger.

Austin    Bay Area    Beijing    Boston    Brussels     Dallas    Hong Kong    Houston    London    Los Angeles    Munich    New York     Paris    Salt Lake City    Shanghai    Washington, D.C.

Project Roadrunner Parent Inc.

April 7, 2022

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Transaction Agreement; (ii) the Registration Statement and all exhibits thereto; (iii) the Amended and Restated Certificate of Incorporation and Bylaws of New R1 approved by the directors of R1 and New R1; (iv) resolutions adopted by the Board of Directors of New R1 relating to the authorization of the Registration Statement, the Transaction Agreement, the issuance and sale of the Shares and other related matters; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the persons executing the documents we have examined have the legal capacity to execute such documents; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, the Transaction Agreement and other records, documents, instruments and certificates we have reviewed; and (v) all Shares will be issued in the manner stated in the Transaction Agreement and the Registration Statement and the related proxy statement/prospectus. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of New R1 and others.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and assuming the certificate of merger relating to the merger contemplated by the Transaction Agreement will be duly filed with the Secretary of State of the State of Delaware, we are of the opinion that the Shares to be issued by New R1 pursuant to the Transaction Agreement, when issued and delivered in accordance with the terms of the Transaction Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect

Project Roadrunner Parent Inc.

April 7, 2022

to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP